Exhibit 99.1
October 4, 2016

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group reports September 2016 operational results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported September and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers, SkyWest Airlines and PenAir. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 7.4 percent increase in traffic on a 4.2 percent increase in capacity compared to September 2015. Load factor increased 2.5 points to 84.1 percent. These statistics include flights operated by Alaska, Horizon, and those under third-party capacity purchase agreements.
The following table shows the operational results for September and year-to-date 2016, compared to the prior-year periods:

	September			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	2,711	2,573	5.4%	25,536	23,956	6.6%
Revenue passenger miles RPM (in millions)	2,828	2,633	7.4%	27,569	25,052	10.0%
Available seat miles ASM (in millions)	3,361	3,225	4.2%	32,728	29,574	10.7%
Passenger load factor	84.1%	81.6%	2.5 pts	84.2%	84.7%	(0.5) pts

ALASKA AIRLINES - MAINLINE
Alaska reported a 6.6 percent increase in traffic on a 3.2 percent increase in capacity compared to September 2015. Load Factor increased 2.7 points to 84.5 percent. Alaska also reported 90.2 percent of its flights arrived on time in September, compared to the 88.8 percent reported in September 2015.
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The following table shows Alaska's operational results for September and year-to-date 2016, compared to the prior-year periods:

	September			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	1,911	1,813	5.4%	18,432	17,193	7.2%
RPMs (in millions)	2,513	2,357	6.6%	24,767	22,633	9.4%
ASMs (in millions)	2,973	2,880	3.2%	29,216	26,609	9.8%
Passenger load factor	84.5%	81.8%	2.7 pts	84.8%	85.1%	(0.3) pts
On-time arrivals as reported to U.S. DOT	90.2%	88.8%	1.4 pts	88.5%	86.4%	2.1 pts

REGIONAL FLYING
Regional traffic increased 14.5 percent on a 12.5 percent increase in capacity compared to September 2015. Load factor increased 1.5 points to 81.2 percent. Alaska also reported 90.1 percent of its regional flights arrived on time in September, compared to the 85.2 percent in September 2015.
The following table shows regional operational results for September and year-to-date 2016, compared to the prior-year periods:

	September			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	800	760	5.3%	7,105	6,762	5.1%
RPMs (in millions)	315	275	14.5%	2,801	2,419	15.8%
ASMs (in millions)	388	345	12.5%	3,512	2,965	18.4%
Passenger load factor	81.2%	79.7%	1.5 pts	79.8%	81.6%	(1.8) pts
On-time arrivals	90.1%	85.2%	4.9 pts	87.5%	85.2%	2.3 pts

Alaska Airlines, together with its regional partners, flies 32 million customers a year to more than 110 cities with an average of 970 daily flights throughout the United States, Canada, Costa Rica, Mexico and soon Cuba. With Alaska’s global airline partners, customers can earn and redeem miles to more than 800 destinations worldwide. Onboard, customers are invited to make the most of their flight with amenities like power outlets at every seat, streaming entertainment direct to your device, Wi-Fi and an inspired food and beverage selection featured on most flights. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North American Airline Satisfaction Study for nine consecutive years from 2008 to 2016. Alaska Airlines Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years. Alaska Airlines is a subsidiary of Alaska Air Group (NYSE: ALK). Learn more on the airline’s newsroom, blog, alaskaair.com, @AlaskaAir, facebook.com/alaskaairlines and linkedin.com/company/alaska-airlines.
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